Exhibit 4.9A

HOMEAWAY, INC.

AMENDMENT TO STOCK PURCHASE WARRANT

This Amendment to the Stock Purchase Warrant dated July 31, 2006 (the “Warrant”) issued by HomeAway, Inc. (the “Company”) to GuestClick, Inc., (the “Holder”), is made as of May 27, 2011 (this “Amendment”). Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Warrant.

WHEREAS, pursuant to Section 13 of the Warrant, the Company has a right of first refusal to purchase any Securities the Holder proposes to sell or transfer;

WHEREAS, the Company and the Holder now desire to amend the Warrant to eliminate the Company’s right of first refusal; and

WHEREAS, pursuant to Section 15(c) of the Warrant, any term thereof may be changed only by an instrument in writing signed by the party against which enforcement of such change is sought.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Amendment. Section 13 of the Warrant is hereby deleted in its entirety.

2. Full Force and Effect. To the extent not expressly amended hereby, the Warrant remains in full force and effect.

3. Governing Law. This Amendment shall be governed by and construed and interpreted under the laws of the State of Texas without reference to conflicts of law principles.

4. Counterparts. This Amendment may be executed in counterparts, each of which shall be declared an original, but all of which together shall constitute one and the same instrument.

[Signature Pages to Follow]

IN WITNESS WHEREOF, this Amendment to Stock Purchase Warrant has been entered into as of the date specified above.

“COMPANY” HOMEAWAY, INC. a Delaware corporation

By:	/s/ Brian Sharples

Name:	Brian Sharples

Title:	President and CEO

“HOLDER” GUESTCLICK, INC.

By:	/s/ Marcie A. Hyder

Name:	Marcie A. Hyder

Title:	Vice President

[Signature Page to Amendment to Stock Purchase Warrant]